UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 28, 2016
Date of Report (Date of earliest event reported)

Bonanza Creek Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35371	61-1630631
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

410 17th Street, Suite 1400
Denver, Colorado 80202
(Address of principal executive offices, including zip code)

(720) 440-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 28, 2016, the Board of Directors (the “Board”) of Bonanza Creek Energy, Inc. (the “Company”) promoted Scott Fenoglio, previously the Company’s Vice President, Planning, to serve as the Company’s Senior Vice President, Finance & Planning and principal financial officer, effective as of October 1, 2016. Effective as of October 1, 2016, Wade E. Jaques no longer serves as the principal financial officer of the Company, but he continues to serve as the Company’s Vice President, Chief Accounting Officer.
Mr. Fenoglio, age 42, joined the Company in March 2014, as Director of Planning and was promoted to Vice President, Planning, in May 2015. Mr. Fenoglio has over 20 years of experience working in the energy and financial services industries. Prior to joining the Company, Mr. Fenoglio served in roles of increasing responsibility at Noble Energy, Inc. from 2006 to 2014, culminating in the role of Senior Finance Manager for the U.S. Onshore Division where he led teams responsible for the development of all budgets and forecasts related to domestic exploration and production activities and was a member of the DJ Basin leadership team. Mr. Fenoglio holds a Bachelor of Arts in Finance from the University of Illinois, Urbana-Champaign and is a CFA charterholder. Mr. Fenoglio has no family relationships that require disclosure pursuant to Item 401(d) of Regulation S-K and has not been involved in any transactions that require disclosure pursuant to Item 404(a) of Regulation S-K.
As a result of the promotion and effective as of October 1, 2016, Mr. Fenoglio’s base salary was increased to $275,000 and the target amount of his bonus opportunity under the Company’s Short-Term Incentive Program (the “STIP”) was increased to 75% of base salary, with the actual amount of his bonus determined based upon the achievement of corporate goals established annually and subject to the other terms of the STIP. Mr. Fenoglio’s 2016 STIP bonus will be pro-rated to take into account the STIP target level for which he was eligible as the Company’s Vice President, Planning. Mr. Fenoglio’s existing equity incentive awards received in connection with his prior roles at the Company pursuant to the Company’s Amended and Restated 2011 Long Term Incentive Plan were not amended and remain in effect.
Mr. Fenoglio will participate in the Company’s Amended and Restated Executive Change in Control and Severance Plan (the “Severance Plan”) as a Tier 3 Executive (as defined in the Severance Plan), which provides for certain payments and benefits if his employment is involuntarily terminated under specified circumstances. If the conditions of the Severance Plan are satisfied, upon Mr. Fenoglio’s termination, he is entitled to, among other benefits, (i) a lump sum cash payment equal to two times his then-current base salary, (ii) a lump sum cash payment equal to the greater of the annual average of bonuses received by Mr. Fenoglio pursuant to the Company’s STIP in the two calendar years prior to termination and his current target bonus amount, multiplied by two, and (iii) immediate vesting of any unvested equity incentive awards (subject to achievement of the applicable performance goals, in the case of performance-based awards).
Mr. Fenoglio is bound by the Company’s Employee Restrictive Covenants, Proprietary Information and Inventions Agreement, pursuant to which he agrees to maintain the confidentiality of Company proprietary information. Additionally, for two years following any termination of employment, Mr. Fenoglio has agreed to certain non-competition and non-solicitation obligations assuming the Company meets its severance obligations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bonanza Creek Energy, Inc.

Dated: October 4, 2016	By:	/s/ Cyrus D. Marter IV
	Name:	Cyrus D. Marter IV
	Title:	Secretary